AMENDMENT NO. 11 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 11 TO FUND PARTICIPATION AGREEMENT is made as of this 1st day of March, 2018 by and between SYMETRA LIFE INSURANCE COMPANY and SYMETRA SECURITIES, INC. (collectively referred to as the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and the Distributor are parties to a certain Fund Participation Agreement dated December 19, 1995, as amended (the “Agreement”);

WHEREAS, the parties desire to revise the Agreement to amend the compensation terms set forth below; and

WHEREAS, the parties to this Amendment now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.    Compensation and Expenses. Section 5(b) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“(b)    Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single omnibus account per class per Fund for the Accounts rather than having each Participant as a shareholder. In consideration of performance of the Administrative Services by the Company, Distributor will pay the Company a fee (the “Administrative Services Fee”) attached as Exhibit A under the Agreement. Distributor will pay the Company a fee where the Company’s assigned TPA #7004039 and Dealer #7001438 are listed on the accounts.”

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

SYMETRA LIFE INSURANCE COMPANY

By:
Name: Daniel R. Guilbert
Title: Executive Vice President

SYMETRA SECURITIES, INC.

By:
Name: Andrew M. Farrell
Title: President

AMERICAN CENTURY INVESTMENT
SERVICES, INC.

By:
Name: Cindy A Johnson
Title:     Vice President